SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Under Rule 14a-12

Ethan Allen Interiors Inc.

(Name of Registrant as Specified In Its Charter)

Sandell Asset Management Corp.

Castlerigg Master Investments Ltd.

Castlerigg International Limited

Castlerigg International Holdings Limited

Castlerigg Offshore Holdings, Ltd.

Castlerigg Active Investment Fund, Ltd.

Castlerigg Active Investment Intermediate Fund, L.P.

Castlerigg Active Investment Master Fund, Ltd.

Castlerigg Equity Event and Arbitrage Fund

Thomas E. Sandell

Edward Glickman

Kathy Herbert

Richard Mansouri

Annelise Osborne

Ken Pilot

Alex Wolf

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

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3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act
Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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SANDELL REMINDS ETHAN ALLEN SHAREHOLDERS TO TAKE STEPS TO ENSURE ABILITY TO VOTE SHARES AT 2015 ANNUAL MEETING

Sandell Believes October 5 is Record Date for Upcoming Annual Meeting

New York (September 28, 2015) - Sandell Asset Management Corp. (“Sandell”), a large shareholder of Ethan Allen Interiors Inc. (“Ethan Allen” or the “Company”) (NYSE:ETH), has issued the following statement to its fellow shareholders of Ethan Allen:

Sandell reminds Ethan Allen shareholders that they may need to take steps with their custodial banks and brokerage firms to ensure that they have the ability to vote their shares at the upcoming 2015 Annual Meeting. Ethan Allen shareholders should pay particular attention to any shares presently held in swap arrangements or in margin accounts. In order to ensure that Ethan Allen shareholders have the ability to vote their shares, they should consider beginning the process of promptly unwinding any swap accounts to allow sufficient time before the record date. Sandell also reminds Ethan Allen shareholders that any shares in margin accounts that may be loaned by a broker will need to be moved into a cash account in advance of the record date if shareholders want to vote their shares. Also, any prospective purchasers of Ethan Allen shares prior to October 5 are encouraged to pursue settlement of purchases on a “T+1” basis if shareholders want to vote such shares. The Company’s 2015 Annual Meeting is currently scheduled for November 24 and Sandell believes that October 5 is the record date for the Annual Meeting.

About Sandell Asset Management Corp.

Sandell Asset Management Corp. is a leading private, alternative asset management firm specializing in global corporate event-driven, multi-strategy investing with a strong focus on equity special situations and credit opportunities. Sandell Asset Management Corp. was founded in 1998 by Thomas E. Sandell and has offices in New York and London, including a global staff of investment professionals, traders and infrastructure specialists.

Contact:

Sandell Asset Management Corp.

Adam Hoffman, 212-603-5814

Okapi Partners LLC

Bruce Goldfarb, 212-297-0722 or Chuck Garske, 212-297-0724

Sloane & Company

Elliot Sloane, 212-446-1860 or Dan Zacchei, 212-446-1882

Sandell Asset Management Corp., Castlerigg Master Investments Ltd., Castlerigg International Limited, Castlerigg International Holdings Limited, Castlerigg Offshore Holdings, Ltd., Castlerigg Active Investment Fund, Ltd., Castlerigg Active Investment Intermediate Fund, L.P., Castlerigg Active Investment Master Fund, Ltd., Castlerigg Equity Event and Arbitrage Fund, Thomas E. Sandell (collectively, “Sandell”), Edward Glickman, Kathy Herbert, Richard Mansouri, Annelise Osborne, Ken Pilot and Alex Wolf (collectively with Sandell, the “Participants”), intend to file with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of proxy card to be used in connection with the solicitation of proxies from the stockholders of Ethan Allen Interiors Inc. (the “Company”) in connection with the Company’s 2015 annual meeting of stockholders. All stockholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the participants when they become available, as they will contain important information, including additional information related to the participants. When completed, the definitive proxy statement and an accompanying proxy card will be furnished to some or all of the Company’s stockholders and will be, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/.

Information about the Participants and a description of their direct or indirect interests by security holdings is contained in Exhibit 2 to the Schedule 14A filed by Sandell Asset Management Corp. with the SEC on September 15, 2015. This document can be obtained free of charge from the source indicated above.